Supplement dated July 30, 2013

to Pricing Supplement dated May 30, 2013,

product supplement ARN-2 dated March 27, 2012,

prospectus supplement dated March 22, 2012 and

prospectus dated March 22, 2012

(together, the “Note Prospectus”)

HSBC USA Inc.

Accelerated Return Notes®

Linked to the S&P 500® Index, due May 29, 2015

CUSIP: 40433X811

(the “ARNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the ARNs by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the ARNs was defined in the pricing supplement (the “Pricing Supplement”), dated May 30, 2013 and filed with the Securities and Exchange Commission (the “SEC”) on June 4, 2013. The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event has not occurred. The closing level of the Market Measure on May 30, 2013, the first day of the Starting Value Determination Period, was 1,654.41.

The Starting Value Determination Period expired on July 29, 2013. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 1,573.09, which was the closing level of the Market Measure of June 24, 2013. This closing level is less than 1,654.41.

Therefore, the Starting Value for the ARNs is 1,573.09.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-6 of the Pricing Supplement and beginning on page S-10 of product supplement ARN-2, as the ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated May 30, 2013:
http://www.sec.gov/Archives/edgar/data/83246/000114420413033075/v346907_424b2.htm

•	Product supplement ARN-2 dated March 27, 2012:
http://sec.gov/Archives/edgar/data/83246/000114420412017418/v307213_424b2.htm

•	Prospectus supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	Prospectus dated March 22, 2012:

http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to HSBC USA Inc.

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